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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Dobson Communications Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-333656, 333-95857, and 333-100152) on Form S-8 of Dobson
Communications Corporation of our report dated July 18, 2003, with respect to the consolidated balance sheets of Dobson Communications Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the each of the years in the three-year period ended December 31, 2002.

Our report also refers to a 2002 change in accounting for identifiable intangible assets with indefinite lives and a 2001 change in the accounting for derivative instruments and hedging activities and disposal of long-lived assets.

                                                        KPMG LLP

Oklahoma City, Oklahoma
July 25, 2003